Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2020 RESULTS

•First quarter net income attributable to Rayonier of $25.9 million ($0.20 per share) on revenues of $259.1 million
•First quarter pro forma net loss of $0.3 million ($0.00 per share) on pro forma revenues of $143.1 million
•First quarter operating income of $38.6 million, pro forma operating income of $12.4 million and Adjusted EBITDA of $47.1 million
•First quarter cash provided by operations of $29.2 million and cash available for distribution (CAD) of $27.2 million
WILDLIGHT, FL — April 29, 2020 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $25.9 million, or $0.20 per share, on revenues of $259.1 million. This compares to net income attributable to Rayonier of $24.8 million, or $0.19 per share, on revenues of $191.5 million in the prior year quarter. The first quarter results included $28.7 million of income from a Large Disposition,1 partially offset by costs related to the merger with Pope Resources2 of $2.5 million. Excluding these items, pro forma net loss3 was $0.3 million, or $0.00 per share, on pro forma revenues3 of $143.1 million.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2020		March 31, 2019
	$	EPS	$	EPS

Revenues	$259.1		$191.5
Large Dispositions[1]	(116.0)		—
Pro forma revenues[3]	$143.1		$191.5

Net income attributable to Rayonier	$25.9	$0.20	$24.8	$0.19
Costs related to the merger with Pope Resources[2]	2.5	0.02	—	—
Large Dispositions[1]	(28.7)	(0.22)	—	—
Pro forma net (loss) income[3]	($0.3)	—	$24.8	$0.19

First quarter operating income was $38.6 million versus $38.5 million in the prior year period. The current quarter operating income included $28.7 million of income from a Large Disposition,1 partially offset by costs related to the merger with Pope Resources2 of $2.5 million. Excluding these items, current quarter pro forma operating income3 was $12.4 million. First quarter Adjusted EBITDA3 was $47.1 million versus $79.0 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)3 and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2020	2019	2020	2019	2020	2019
Southern Timber	$15.1	$21.5	$15.1	$21.5	$33.3	$41.2
Pacific Northwest Timber	(0.9)	(3.7)	(0.9)	(3.7)	9.8	3.1
New Zealand Timber	5.4	15.7	5.4	15.7	10.2	22.0
Real Estate	26.8	10.0	(1.9)	10.0	(1.1)	17.4
Trading	—	0.5	—	0.5	—	0.5
Corporate and other	(7.8)	(5.5)	(5.3)	(5.5)	(5.0)	(5.2)
Total	$38.6	$38.5	$12.4	$38.5	$47.1	$79.0

Cash provided by operating activities was $29.2 million versus $70.9 million in the prior year period. Cash available for distribution (CAD)3 of $27.2 million decreased $35.0 million versus the prior year period primarily due to lower Adjusted EBITDA3 ($31.9 million), higher capital expenditures ($3.1 million) and higher cash interest paid ($0.5 million), partially offset by lower cash taxes paid ($0.4 million).

“The differential magnitude and timing of COVID-19 related headwinds across our segments translated into a choppy start to the year,” said David Nunes, President and CEO. “In the U.S., the forest products industry has been designated by the federal government as an essential critical infrastructure industry, and we have therefore continued to operate, although end markets have been affected. In New Zealand, the pandemic began disrupting export markets in January, and in late March, the N.Z. government instituted lockdown measures on all non-essential businesses, including forestry. On April 28th, New Zealand ended these lockdown measures, and our operations are currently in the process of being reopened on a phased basis.”
“Overall, I’m pleased with how our team navigated the various challenges associated with the COVID-19 pandemic to deliver strong operational results in our timber segments during the first quarter,” continued Nunes. “Southern Timber segment Adjusted EBITDA declined 19% relative to an extraordinarily strong first quarter 2019 but was generally in-line with our expectations and well above the prior three quarters, driven by continued strong pulpwood demand. In Pacific Northwest Timber, Adjusted EBITDA improved significantly versus the prior year quarter as results were bolstered by targeted lump-sum sales and increased delivered log volume to meet improved domestic demand. New Zealand Timber Adjusted EBITDA declined 54% versus the prior year quarter amid deteriorating market conditions caused by COVID-19, which resulted in a 20% reduction in harvest volumes and declines in export and domestic sawtimber prices of 18% and 16%, respectively, versus the prior year period. As anticipated, Real Estate sales activity in the first quarter was very limited, although average price realizations remained strong.”
“We also recently completed several portfolio management and financing initiatives in anticipation of closing the Pope Resources transaction. On March 30th, our Real Estate segment closed a Large Disposition consisting of approximately 67,000 acres in Mississippi for $116.0 million. Following quarter-end, we closed a series of debt financing transactions, which extended certain maturities, increased the size of our revolving credit facility, and raised $250 million of additional funded term debt. These actions further bolstered our liquidity position and completed the financing required for the Pope transaction, which we expect to close on May 8th.”
Southern Timber
First quarter sales of $53.0 million decreased $7.8 million, or 13%, versus the prior year period primarily due to lower net stumpage prices, lower volumes and lower pipeline easement revenue. Harvest volumes decreased 5% to 1.84 million tons versus 1.94 million tons in the prior year period. Average pine sawtimber stumpage prices increased 1% to $26.67 per ton versus $26.38 per ton in the prior year period due to
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

geographic mix. Average pine pulpwood stumpage prices decreased 11% to $16.05 per ton versus $17.94 per ton in the prior year period primarily due to an increase in available log supply resulting from drier ground conditions in the current quarter versus the prior year period. Overall, weighted-average stumpage prices (including hardwood) decreased 5% to $19.91 per ton versus $21.03 per ton in the prior year period. Operating income of $15.1 million decreased $6.4 million versus the prior year period as lower non-timber income ($4.3 million), lower net stumpage prices ($2.1 million), lower volumes ($0.9 million) and higher indirect and overhead expenses ($0.5 million) were partially offset by lower lease-related expenses ($0.8 million) and lower depletion rates ($0.6 million).
First quarter Adjusted EBITDA3 of $33.3 million was $7.9 million below the prior year period.
Pacific Northwest Timber
First quarter sales of $31.1 million increased $10.6 million, or 51%, versus the prior year period. Harvest volumes increased 68% to 476,000 tons versus 283,000 tons in the prior year period due to a significant increase in lump-sum stumpage sales and higher delivered volumes to meet improved market demand. Average delivered sawtimber prices decreased 4% to $75.40 per ton versus $78.47 per ton in the prior year period due to a higher mix of chip-n-saw volume in the current quarter coupled with reduced demand as the COVID-19 pandemic led to production curtailments at many domestic sawmills toward the end of the quarter. However, the announcement of temporary relief from tariffs in China coupled with reduced exports from Europe and New Zealand led to increasing China demand for export logs toward the end of the quarter. Average delivered pulpwood prices decreased 16% to $38.11 per ton versus $45.15 per ton in the prior year period, driven primarily by excess chip supply in the market. Operating loss of $0.9 million decreased $2.8 million versus the prior year period as higher net stumpage prices ($2.8 million), lower depletion rates ($0.7 million) and higher non-timber income ($0.1 million) were partially offset by higher overhead costs ($0.4 million) and an increase in other variable costs ($0.4 million).
First quarter Adjusted EBITDA3 of $9.8 million was $6.7 million above the prior year period.
New Zealand Timber
First quarter sales of $37.5 million decreased $19.6 million, or 34%, versus the prior year period. Harvest volumes decreased 20% to 481,000 tons versus 604,000 tons in the prior year period, as the COVID-19 pandemic began disrupting export markets in January and ultimately resulted in a government-mandated shutdown of all non-essential activity (including the harvesting and transport of logs) in New Zealand by late March. Average delivered prices for export sawtimber decreased 18% to $94.86 per ton versus $116.24 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 16% to $69.97 per ton versus $83.42 per ton in the prior year period. The decrease in export sawtimber prices was driven primarily by lower demand and challenging freight logistics resulting from the COVID-19 lockdown in China. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven in part by the fall in the NZ$/US$ exchange rate (US$0.65 per NZ$1.00 versus US$0.68 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 12% versus the prior year period, generally following the negative trend in the export market. Operating income of $5.4 million decreased $10.3 million versus the prior year period as a result of lower net stumpage prices ($7.4 million), lower volumes ($4.0 million), higher roading costs ($0.5 million), lower non-timber income ($0.4 million) and higher overhead costs ($0.2 million), partially offset by favorable foreign exchange impacts ($2.1 million) and lower depreciation and software amortization expenses ($0.1 million).
First quarter Adjusted EBITDA3 of $10.2 million was $11.8 million below the prior year period.
Real Estate
First quarter sales of $118.5 million increased $97.5 million versus the prior year period, while operating income of $26.8 million increased $16.7 million versus the prior year period. First quarter sales and operating income included $116.0 million and $28.7 million, respectively, from Large Dispositions.1 Excluding this item, pro forma sales3 were $2.5 million, while pro forma operating loss3 was $1.9 million due to fewer acres sold (624 acres sold versus 5,679 acres sold in the prior year period), partially offset by an increase in weighted-average prices ($3,842 per acre versus $3,687 per acre in the prior year period).
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

There were no Improved Development sales in the first quarter. This compares to prior year period sales of $0.3 million, which consisted of eight residential lots ($42,688 per lot or $292,000 per acre) in the Wildlight development project north of Jacksonville, Florida.
There were no Unimproved Development sales in the first quarter. This compares to prior year period sales of $1.0 million, which consisted of a seven-acre tract in Bryan County, Georgia for $145,773 per acre.
Rural sales of $2.4 million consisted of 624 acres at an average price of $3,842 per acre. This compares to prior year period sales of $12.7 million, which consisted of 3,338 acres at an average price of $3,794 per acre.
There were no Timberland and Non-Strategic sales in the first quarter. This compares to prior year period sales of $6.9 million, which consisted of 2,333 acres at an average price of $2,972 per acre.
Large Disposition1 sales of $116.0 million were comprised of 66,946 acres in Mississippi at an average price of $1,733 per acre.
First quarter Adjusted EBITDA3 of ($1.1) million was $18.5 million below the prior year period.
Trading
First quarter sales of $19.0 million decreased $13.1 million versus the prior year period due to lower volumes and prices resulting from the impacts of the COVID-19 pandemic on key export markets. Sales volumes decreased 26% to 207,000 tons versus 282,000 tons in the prior year period. The Trading segment generated breakeven results versus operating income of $0.5 million in the prior year period.
Other Items
First quarter corporate and other operating expenses of $7.8 million increased $2.3 million versus the prior year period, primarily due to costs related to the Pope Resources merger ($2.5 million), partially offset by lower overhead costs ($0.2 million).
First quarter interest expense of $8.3 million increased $0.5 million versus the prior year period due to higher outstanding debt.
First quarter income tax expense of $3.7 million decreased $0.6 million versus the prior year period as a result of lower taxable income. The New Zealand subsidiary is the primary driver of income tax expense.
Share Repurchases
During the first quarter, the Company repurchased $3.2 million of common shares at an average price of $20.71 per share. As of March 31, 2020, the Company had 129.2 million common shares outstanding and $87.7 million remaining on its current share repurchase authorization.
Pope Resources Merger & Financing Update
On April 6, 2020, Rayonier and Pope Resources filed with the Securities and Exchange Commission (SEC) a definitive proxy statement/prospectus for the Pope Resources merger transaction. Pope Resources mailed this document to its unitholders for a special meeting on May 5, 2020 to approve the merger. Pending a successful vote of Pope Resources unitholders and the satisfaction of other customary closing conditions, the merger transaction is scheduled to close on May 8, 2020. For more information on the Pope Resources merger transaction, see the definitive proxy statement/prospectus.
During the month of April, Rayonier also executed a series of transactions to, among other things, (1) increase the size of its revolving credit facility to $300 million and extend the maturity of the facility to April 2025, (2) extend the maturity of its existing $350 million incremental term loan to April 2028, and (3) enter into a new incremental term loan in the amount of $250 million with a maturity date of April 2025. In addition, Rayonier completed a Large Disposition consisting of approximately 67,000 acres in Mississippi for $116 million on March 30, 2020. With the closing of these transactions, Rayonier has ample liquidity to fund the cash portion of the Pope Resources merger consideration, refinance Pope’s existing debt, as needed, and pay fees and expenses associated with the transaction. For more information on these transactions, see our Current Reports on Form 8-K filed with the SEC on April 2, 2020 and April 17, 2020.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

COVID-19 Response & Revised 2020 Outlook
“At Rayonier, our first priority is the health and safety of our employees and contractors,” stated Nunes. “We are currently working hard to balance this priority with the designation of the U.S. forest products industry as an essential critical infrastructure industry in order to keep our business running while observing the necessary social distancing and safety protocols to mitigate the further spread of COVID-19. To this end, we have implemented a work-from-home model for office employees and instituted enhanced safety guidelines for field employees. Overall, we believe that these arrangements are working well and are allowing our company and industry to continue to supply essential forest products in the U.S. while optimizing workplace safety. In New Zealand, we are currently in the process of restarting operations following the government-mandated lockdown, while employing similar safety procedures.”
“Nevertheless, we expect that market conditions over the next several quarters will continue to be very challenging and volatile as governments and industries seek to cope with the far-reaching impacts of the COVID-19 pandemic, including the significant slowdown of construction and overall economic activity. Due to the continuously evolving conditions created by COVID-19, we are updating our prior 2020 financial guidance based on our current outlook for the balance of the year. We now anticipate full-year net income attributable to Rayonier of $33 to $46 million, pro forma net income of $7 to $20 million, EPS of $0.26 to $0.36, pro forma EPS of $0.05 to $0.15 and Adjusted EBITDA of $200 to $230 million, excluding the impact of the Pope Resources merger.”
“In our Southern Timber segment, we expect lower full-year harvest volumes of 5.7 to 6.0 million tons due to the disposition of 67,000 acres in Mississippi as well as the reduction of harvest volumes in certain markets impacted by weaker demand. We further expect that Southern Timber pricing will be relatively flat versus 2019 average pricing as continued strong pulpwood demand, favorable geographic mix and increased export demand generally offset weaker domestic sawtimber demand. In our Pacific Northwest Timber segment, we expect full-year harvest volumes of 1.3 to 1.4 million tons based on our strong start to the year coupled with improved export demand, which has partially offset declines in domestic sawtimber demand due to mill curtailments. We further expect that Pacific Northwest pricing will be somewhat volatile and dependent on the duration of domestic mill curtailments as well as potential changes in China export demand and the availability of competitive supply as different regions cope with the impacts of COVID-19. In our New Zealand Timber segment, full-year harvest volumes are expected to decrease to between 2.1 and 2.3 million tons, primarily as a result of the shutdown of all non-essential activity in New Zealand during parts of March and April. We expect some near-term upside in New Zealand pricing resulting from pent-up demand following the shutdown, while longer-term pricing will be driven by the timing of resumed economic activity and the resultant level of domestic and export demand. In our Real Estate segment, we anticipate a significant slowdown in Improved and Unimproved Development sales for the balance of the year, although we continue to expect reasonably strong Rural sales activity based on our current pipeline of transactions.”
“Despite the significant challenges being experienced by global economies as a result of the COVID-19 pandemic, I believe that Rayonier is well-positioned to weather this storm,” continued Nunes. “The forest products industry has been designated as a critical infrastructure industry by the U.S. Department of Homeland Security, and we have therefore been able to maintain our U.S. forestry operations in order to continue to supply fiber for the manufacturing of essential products, including tissue paper, cardboard boxes and structural lumber. I’m proud of the dedication and resiliency that our employees have demonstrated during this crisis, and I’m confident in the strength of our balance sheet and liquidity position. As a pure-play timberland REIT, we enjoy strong margins and substantially less volatility than downstream manufacturing businesses, and we have a geographically diverse portfolio that further mitigates our exposure to any single region or product category. We expect that the diversity and optionality of our portfolio will be further enhanced when we close the Pope Resources merger transaction in the second quarter, pending the successful vote of Pope’s unitholders.”
Conference Call
A conference call and live audio webcast will be held on Thursday, April 30, 2020 at 10:00 AM EST to discuss these results.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-857-5304 (domestic) or 517-645-6486 (international), passcode: 4438508. A replay of the conference call will be available one hour following the call until Thursday, May 7, 2020 by dialing 800-819-5743 (domestic) or 203-369-3828 (international), passcode: 4302020.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1”Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
2”Costs related to the merger with Pope Resources” include legal, accounting and due diligence, consulting and other costs related to the previously announced definitive merger agreement with Pope Resources, which is expected to close on May 8, 2020.
3Pro forma net (loss) income, Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2020, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (384,000 acres) and New Zealand (415,000 acres). More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; business disruptions arising from public health crises and outbreaks of communicable diseases, including the recent outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for
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distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net (loss) income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Important Additional Information and Where to Find It – In connection with the proposed merger transaction, Rayonier and Rayonier, L.P. (“Opco”) filed with the SEC on March 17, 2020, as amended, a registration statement on Form S-4 to register the shares of Rayonier common stock and units representing limited partnership interests in Opco to be issued in connection with the merger transaction. The registration statement includes a proxy statement/prospectus that was sent to the unitholders of Pope Resources seeking their approval of the merger-related proposals. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy statement/prospectus, as well as any amendments or supplements to those documents and any other relevant documents to be filed with the SEC in connection with the proposed merger transaction because they will contain important information about Rayonier, Pope and the proposed transaction.
Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Rayonier at its website, www.rayonier.com, or from Pope at its website, www.poperesources.com. Documents filed with the SEC by Rayonier will be available free of charge by accessing Rayonier’s website at www.rayonier.com under the heading Investor Relations, or, alternatively, by directing a request by telephone or mail to Rayonier at 1 Rayonier Way, Wildlight, FL 32097, and documents filed with the SEC by Pope will be available free of charge by accessing Pope’s website at www.poperesources.com under the heading Investor Relations or, alternatively, by directing a request by telephone or mail to Pope at 19950 Seventh Avenue NE, Suite 200, Poulsbo, WA 98370.

Participants in the Solicitation – Rayonier and Pope and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the unitholders of Pope in respect of the proposed merger transaction under the rules of the SEC. Information about Pope’s directors and executive officers is available in Pope’s Annual Report on Form 10-K and certain of its Current Reports on Form 8-K. Information about Rayonier’s directors and executive officers is available in Rayonier’s proxy statement dated April 1, 2020 for its 2020 Annual Meeting of Stockholders, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the definitive proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Rayonier or Pope using the sources indicated above.

No Offer or Solicitation – This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2020 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
SALES	$259.1	$178.8	$191.5
Costs and Expenses
Cost of sales	(209.4)	(140.2)	(143.3)
Selling and general expenses	(10.0)	(10.8)	(9.8)
Other operating (expense) income, net	(1.1)	(1.7)	0.1
OPERATING INCOME	38.6	26.1	38.5
Interest expense	(8.3)	(8.1)	(7.7)
Interest and other miscellaneous (expense) income, net	(0.2)	2.1	1.3
INCOME BEFORE INCOME TAXES	30.1	20.1	32.1
Income tax expense	(3.7)	(2.7)	(4.3)
NET INCOME	26.4	17.4	27.8
Less: Net income attributable to noncontrolling interest	(0.5)	(1.4)	(3.0)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$25.9	$16.0	$24.8
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.20	$0.12	$0.19
Diluted earnings per share attributable to Rayonier Inc.	$0.20	$0.12	$0.19

Pro forma net (loss) income per share (a)	—	$0.12	$0.19

Weighted Average Common Shares used for determining
Basic EPS	129,137,494	129,149,307	129,172,925
Diluted EPS	129,348,050	129,436,456	129,750,281

(a) Pro forma net (loss) income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measurement.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2020 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$132.4	$68.7
Other current assets	56.7	57.3
Timber and timberlands, net of depletion and amortization	2,355.6	2,482.0
Higher and better use timberlands and real estate development investments	88.8	81.8
Property, plant and equipment	31.8	31.9
Less - accumulated depreciation	(10.0)	(9.6)
Net property, plant and equipment	21.8	22.3
Restricted cash	0.5	1.2
Right-of-use assets	92.0	99.9
Other assets	40.0	47.8
	$2,787.8	$2,861.0
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	82.0
Other current liabilities	69.2	69.2
Long-term debt	1,055.3	973.1
Long-term lease liability	83.4	90.5
Other non-current liabilities	180.2	108.6
Total Rayonier Inc. shareholders’ equity	1,313.4	1,440.0
Noncontrolling interest	86.3	97.6
Total shareholders’ equity	1,399.7	1,537.6
	$2,787.8	$2,861.0

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2020 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2020	129,331,069	$888.2	$583.0	($31.2)	$97.6	1,537.6
Net income	—	—	25.9	—	0.5	26.4
Dividends ($0.27 per share)	—	—	(34.8)	—	—	(34.8)
Issuance of shares under incentive stock plans	2,407	0.1	—	—	—	0.1
Stock-based compensation	—	1.5	—	—	—	1.5
Repurchase of common shares made under repurchase program	(152,223)	—	(3.2)	—	—	(3.2)
Other (a)	(14)	—	—	(116.1)	(11.8)	(127.9)
Balance, March 31, 2020	129,181,239	$889.8	$570.9	($147.3)	$86.3	1,399.7

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2019	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	24.8	—	3.0	27.8
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	26,031	0.6	—	—	—	0.6
Stock-based compensation	—	1.4	—	—	—	1.4
Other (a)	(1,140)	—	—	(6.0)	(2.1)	(8.1)
Balance, March 31, 2019	129,513,566	$886.3	$662.1	($5.8)	$98.6	$1,641.2

(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges and distributions to minority shareholders.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2020 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2020	2019
Cash provided by operating activities:
Net income	$26.4	$27.8
Depreciation, depletion and amortization	34.3	36.5
Non-cash cost of land and improved development	0.4	4.0
Gain on large dispositions of timberlands	(28.7)	—
Other items to reconcile net income to cash provided by operating activities	5.8	6.8
Changes in working capital and other assets and liabilities	(9.0)	(4.2)
	29.2	70.9
Cash provided by (used for) investing activities:
Capital expenditures	(17.2)	(14.1)
Real estate development investments	(1.7)	(1.7)
Purchase of timberlands	(24.1)	(12.3)
Net proceeds from large dispositions of timberlands	115.7	—
Other	2.0	2.3
	74.7	(25.8)
Cash used for financing activities:
Dividends paid	(34.9)	(34.9)
Proceeds from the issuance of common shares under incentive stock plan	0.1	0.6
Repurchase of common shares made under repurchase program	(3.2)	—
Other	(0.7)	(3.6)
	(38.7)	(37.9)
Effect of exchange rate changes on cash and restricted cash	(2.4)	0.8
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	62.8	8.0
Balance, beginning of year	70.0	156.5
Balance, end of period	$132.8	$164.5

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2020 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Sales
Southern Timber	$53.0	$45.8	$60.8
Pacific Northwest Timber	31.1	27.6	20.5
New Zealand Timber	37.5	60.6	57.1
Real Estate	118.5	22.1	21.0
Trading	19.0	22.7	32.1
Sales	$259.1	$178.8	$191.5

Pro forma sales (a)
Southern Timber	$53.0	$45.8	$60.8
Pacific Northwest Timber	31.1	27.6	20.5
New Zealand Timber	37.5	60.6	57.1
Real Estate	2.5	22.1	21.0
Trading	19.0	22.7	32.1
Pro forma sales	$143.1	$178.8	$191.5

Operating income (loss)
Southern Timber	$15.1	$12.0	$21.5
Pacific Northwest Timber	(0.9)	(1.3)	(3.7)
New Zealand Timber	5.4	9.4	15.7
Real Estate	26.8	12.7	10.0
Trading	—	(0.3)	0.5
Corporate and Other	(7.8)	(6.5)	(5.5)
Operating income	$38.6	$26.1	$38.5

Pro forma operating income (loss) (a)
Southern Timber	$15.1	$12.0	$21.5
Pacific Northwest Timber	(0.9)	(1.3)	(3.7)
New Zealand Timber	5.4	9.4	15.7
Real Estate	(1.9)	12.7	10.0
Trading	—	(0.3)	0.5
Corporate and Other	(5.3)	(6.5)	(5.5)
Pro forma operating income	$12.4	$26.1	$38.5

Adjusted EBITDA (a)
Southern Timber	$33.3	$28.3	$41.2
Pacific Northwest Timber	9.8	8.7	3.1
New Zealand Timber	10.2	16.1	22.0
Real Estate	(1.1)	18.4	17.4
Trading	—	(0.3)	0.5
Corporate and Other	(5.0)	(6.2)	(5.2)
Adjusted EBITDA	$47.1	$65.0	$79.0
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2020 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2020	2019
Cash Provided by Operating Activities	$29.2	$70.9
Working capital and other balance sheet changes	15.2	5.4
Capital expenditures (a)	(17.2)	(14.1)
Cash Available for Distribution (b)	$27.2	$62.2

Net Income	$26.4	$27.8
Interest, net and miscellaneous income	8.1	6.7
Income tax expense	3.7	4.3
Depreciation, depletion and amortization	34.3	36.5
Non-cash cost of land and improved development	0.4	4.0
Non-operating expense (income)	0.3	(0.3)
Costs related to the merger with Pope Resources (i)	2.5	—
Large Dispositions (e)	(28.7)	—
Adjusted EBITDA (c)	$47.1	$79.0
Cash interest paid (d)	(2.6)	(2.1)
Cash taxes paid	(0.2)	(0.6)
Capital expenditures (a)	(17.2)	(14.1)
Cash Available for Distribution (b)	$27.2	$62.2

Cash Available for Distribution (b)	$27.2	$62.2
Real estate development investments	(1.7)	(1.7)
Cash Available for Distribution after real estate development investments	$25.4	$60.5

PRO FORMA SALES (f):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
March 31, 2020
Sales	$53.0	$31.1	$37.5	$118.5	$19.0	$259.1
Large Dispositions (e)	—	—	—	(116.0)	—	(116.0)
Pro forma sales	$53.0	$31.1	$37.5	$2.5	$19.0	$143.1

December 31, 2019
Sales	$45.8	$27.6	$60.6	$22.1	$22.7	$178.8
Large Dispositions (e)	—	—	—	—	—	—
Pro forma sales	$45.8	$27.6	$60.6	$22.1	$22.7	$178.8

March 31, 2019
Sales	$60.8	$20.5	$57.1	$21.0	$32.1	$191.5
Large Dispositions (e)	—	—	—	—	—	—
Pro forma sales	$60.8	$20.5	$57.1	$21.0	$32.1	$191.5

F

PRO FORMA NET (LOSS) INCOME (g):
	Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$25.9	$0.20	$16.0	$0.12	$24.8	$0.19
Costs related to the merger with Pope Resources (i)	2.5	0.02	—	—	—	—
Large Dispositions (e)	(28.7)	(0.22)	—	—	—	—
Pro Forma net (loss) income	($0.3)	—	$16.0	$0.12	$24.8	$0.19

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c) (h):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
March 31, 2020
Operating income (loss)	$15.1	($0.9)	$5.4	$26.8	—	($7.8)	$38.6
Costs related to the merger with Pope Resources (i)	—	—	—	—	—	2.5	2.5
Large Dispositions (e)	—	—	—	(28.7)	—	—	(28.7)
Pro forma operating income (loss)	$15.1	($0.9)	$5.4	($1.9)	—	($5.3)	$12.4
Depreciation, depletion and amortization	18.2	10.7	4.8	0.4	—	0.3	34.3
Non-cash cost of land and improved development	—	—	—	0.4	—	—	0.4
Adjusted EBITDA	$33.3	$9.8	$10.2	($1.1)	—	($5.0)	$47.1

December 31, 2019
Operating income (loss)	$12.0	($1.3)	$9.4	$12.7	($0.3)	($6.5)	$26.1
Depreciation, depletion and amortization	16.3	10.0	6.7	3.0	—	0.3	36.3
Non-cash cost of land and improved development	—	—	—	2.6	—	—	2.6
Adjusted EBITDA	$28.3	$8.7	$16.1	$18.4	($0.3)	($6.2)	$65.0

March 31, 2019
Operating income (loss)	$21.5	($3.7)	$15.7	$10.0	$0.5	($5.5)	$38.5
Depreciation, depletion and amortization	19.7	6.8	6.3	3.3	—	0.3	36.5
Non-cash cost of land and improved development	—	—	—	4.0	—	—	4.0
Adjusted EBITDA	$41.2	$3.1	$22.0	$17.4	$0.5	($5.2)	$79.0

(a)Capital expenditures exclude timberland acquisitions of $24.1 million and $12.3 million during the three months ended March 31, 2020 and March 31, 2019, respectively.
(b)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to the merger with Pope Resources and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.
(d)Cash interest paid is presented net of patronage refunds received of $4.3 million and $3.9 million for the three months ended March 31, 2020 and March 31, 2019, respectively.
(e)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(f)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate core business operations because it excludes specific items that are not indicative of ongoing operating results.
(g)Pro forma net (loss) income is defined as net income attributable to Rayonier, Inc. adjusted for costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.
F

(h)Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.
(i)“Costs related to the merger with Pope Resources” include legal, accounting and due diligence, consulting and other costs related to the previously announced definitive merger agreement with Pope Resources, which is expected to close on May 8, 2020.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
March 31, 2020 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	Prior Guidance			2020 Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$51.5	-	$62.5	$37.7	-	$51.2
Less: Net income attributable to noncontrolling interest	(5.0)	-	(6.0)	(4.5)	-	(5.0)
Net income attributable to Rayonier Inc.	$46.5	-	$56.5	$33.2	-	$46.2
Plus: Costs related to the merger with Pope Resources (b)	—	-	—	2.5	-	2.5
Less: Large Dispositions (c)	—	-	—	(28.7)	-	(28.7)
Pro forma net income (d)	$46.5	-	$56.5	$7.0	-	$20.0

Interest, net	32.5	-	33.5	38.0	-	39.0
Income tax expense	5.5	-	7.0	8.0	-	9.0
Depreciation, depletion and amortization	131.5	-	139.0	123.5	-	133.0
Non-cash cost of land and improved development	24.0	-	28.0	19.0	-	24.0
Net income attributable to noncontrolling interest	5.0	-	6.0	4.5	-	5.0
Adjusted EBITDA	$245.0	-	$270.0	$200.0	-	$230.0

Diluted Earnings per Share	$0.36	-	$0.44	$0.26	-	$0.36
Pro forma Diluted Earnings per Share	$0.36	-	$0.44	$0.05	-	$0.15
(a)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.
(b)“Costs related to the merger with Pope Resources” include legal, accounting and due diligence, consulting and other costs related to the previously announced definitive merger agreement with Pope Resources, which is expected to close on May 8, 2020.
(c)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(d)Pro forma net (loss) income is defined as net income attributable to Rayonier, Inc. adjusted for costs related to the merger with Pope Resources and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

G